Exhibit 10.1

March 10, 2025

Adrian Ding

Dear Adrian,

Congratulations!

With the approval of the Board of Directors (the "Board") of Yum China Holdings, Inc. (hereinafter the “Company” and, together with its affiliates, the “Company Group”), we are pleased to confirm your appointment to the position of Chief Financial Officer (CFO) of the Company, effective March 6, 2025 (the “Effective Date”). You will be based in Shanghai, and you will report to Joey Wat, CEO of the Company.

In the event that you are assigned to a different role and/or level in the future, the Company has the discretion to make appropriate adjustments to the terms outlined in this letter agreement, reflective of the total compensation and benefits associated with such role and/or level.

As long as you remain as a member of the Company’s Leadership Team, any compensation action for you is subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

The following compensation outlined below will apply to you as of the Effective Date:

1.	Base Salary

Your gross base salary will be RMB 4,320,470 per annum payable in arrears of 12 equal monthly payments, which is RMB 360,039 per month. The next merit review of your base salary will be in February 2026. You are responsible for China Individual Income Tax (“IIT”) and your contributions to all statutory social insurance funds.

2.	Yum China Leader’s Bonus Program (“YLB”)

Upon the Effective Date, you will be eligible to participate in our YLB program at a target bonus rate of 90% of your base salary. For illustrative purposes, the YLB provides eligible participants the opportunity to earn an annual bonus amount, subject to IIT, based on both individual and Company performance. As a formula, bonus payment = Target Bonus X Individual Performance Rating X Team Factor. The actual bonus payout, subject to IIT withholding, including the Team Factor and Individual Performance Rating, will be determined based on performance against business objectives as approved by the Compensation Committee.

The multiplier, maximum potential payout percentage, performance factors and computation method are subject to review and revision on an annual basis by the Compensation Committee.

Exhibit 10.1

3.	Long-Term Incentive Program (“LTI Program”):

You are eligible to participate in the Company’s LTI Program. With respect to your participation in the LTI Program, you will be granted a combination of performance stock units (“PSUs”), restricted share units (“RSUs”) and/or stock appreciation rights (“SARs”), subject to the approval of the Compensation Committee. Long-term incentive grants are expected to be awarded annually in February, based on your position level and your performance. In connection with your appointment, the target grant value of your annual long-term incentive awards is increased to US$1,200,000. In lieu of granting additional awards under the 2025 annual long-term incentive awards, a one-time RSU award in the grant value of US$400,000 will be granted to you in May 2025 (the “RSU Award”). The RSU Award will vest in equal installments on each of the first three anniversaries of the date of grant. The number of RSUs to be awarded will be based on the grant date closing price of the common stock of the Company, as reported on the NYSE. Following vesting, shares of Company common stock will be issued to you, subject to you remaining continuously and actively employed with the Company Group through the applicable vesting dates and the other terms of the underlying award agreement. Grant details will be communicated to you separately when the RSUs are granted.

Grant size of annual LTI awards and allocation (i.e., mix of SAR/RSU and PSU awards) may change from year to year. You will be responsible for China IIT on your LTI Program awards.

Based on the Stock Ownership Guidelines (“SOG”) approved by the Board, your ownership requirement or value of stock to be held is equivalent to three (3) times your annual base salary. You have five (5) years from the Effective Date to meet the SOG in accordance with the terms of the SOG.

4.	Executive Benefits and Perquisites

As of the Effective Date, you will continue to be eligible for the benefits set forth below. You will be responsible for any applicable IIT with respect to these benefits, subject to the Company Group’s withholding right and obligation.

A.
Medical, Dental & Annual Health Check-up

You and your eligible dependents will continue to be covered under the Company Group’s Group Medical Insurance, Group Life and AD&D insurance plan, and the self-insured dental and annual check-up plan pursuant to the policies of the Company Group, details of which will be provided to you separately.

B.
Gross Transportation Allowance

You will be provided with a monthly gross transportation allowance of RMB 12,500 per month.

C.
Child Education Subsidy (if applicable)

You will be reimbursed for child education with an annual subsidy of up to RMB 200,000 on actual Kindergarten to Secondary School tuition fees in China.

D.
Executive Flex Benefit Program

This program provides you an annual budget through which an array of benefits are offered to you. The composition of the annual flex budget consists of (i) 5% of annual base pay plus (ii) a fixed quantum RMB 400,000, which can be used for reimbursements for housing, living expenses, travel expenses, education expenses, financial planning, home security, and health and wellness benefits pursuant to the Company’s policy.

E.
Annual Leave

Exhibit 10.1

You will be eligible for a paid annual leave of 20 days per calendar year.

F.
Statutory Benefits

Statutory benefits will be provided to you in accordance with China government regulations.

5.	Code of Conduct

As an employee of the Company Group, you are expected to continue to observe the Company’s Code of Conduct. You are also expected to obey the laws and regulations and respect the lawful customs of the United States and the People’s Republic of China and any other countries / territories which you may visit in connection with the execution of your business duties. Naturally, we would expect that you would not engage in any employment or business activity which conflicts with the business interests of the Company Group.

6.	Reassignment/Transfer

By accepting and signing this letter agreement, you agree that you are subject to reassignment and/or transfer to the Company Group’s foreign or domestic locations, and any such transfer and/or reassignment will be subject to the future needs of the Company Group.

7.	Restrictive Covenants
a)
Non-Disclosure

By signing this letter agreement, you agree that at all times (notwithstanding the termination of this letter agreement) not to use for your own advantage, or to disclose to any third party any information concerning the business or affairs of the Company Group, comprising trade secrets and business matters or information which you know or ought reasonably to have known to be confidential. You understand that nothing contained in this letter agreement limits your ability to report possible violations of law or regulation to, or file a charge or complaint with the U.S. Securities and Exchange Commission or any other federal/national, state/provincial or local/municipal governmental agency or commission (“Government Agencies”). You further understand that this letter agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this letter agreement shall limit your ability under applicable United States federal law to (i) disclose in confidence trade secrets to any Government Agency or any of its officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

b)
Non-Compete and Non-Solicitation

By signing the letter, you agree that at any time during your employment by the Company Group and for the period of one (1) year following the termination of your employment with the Company Group (other than your termination in connection with a Change in Control (CIC), of the Company, as contemplated in Change in Control Severance Plan which will be governed by the terms of the CIC Severance Plan, (a) you shall not manage or control (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise) any business that operates anywhere within the Mainland or Hong Kong Special Administrative Region of the People’s Republic of China (collectively, the “Territory”) to the extent such business activities compete with any trade or business being carried on by the Company Group within the Territory as of the date of your termination of employment (the “Company’s Business”) and you were involved with such trade or business as part of your employment with the Company Group, and (b) with respect to any

Exhibit 10.1

business that operates anywhere within the Territory and competes with the Company’s Business within the Territory, you shall not provide services or perform work (whether as a manager, consultant, independent contractor, advisor, officer, director, employee, agent, representative, or otherwise) for such businesses that are the same as, or similar or related to, your functions, services, or work for the Company Group within the Territory. For the avoidance of doubt, this non-compete provision shall apply regardless of where you are physically located (whether within or outside the Territory) so long as you have duties, responsibilities, or influence with respect to business activities within the Territory. The Company Group’s competitors include, i.e. the restaurant & delivery industry including, without limitation, Starbucks, Luckin coffee (瑞幸咖啡), Costa (咖世家), Tim Hortons (天好咖啡), Manner Coffee, Blue Bottles, %Arabica, HEYTEA (喜茶), Nayuki (奈雪的茶)，LELECHA (乐乐茶)，Modern China Tea Shop (茶颜悦色), 蜜雪冰城 (Mixue Bingcheng), Auntea Jenny (沪上阿姨), Pacific Coffee (太平洋咖啡)，Peet’s Coffee (皮爷咖啡), Saturnbird Coffee (三顿半), Oatly (噢麦力), Seesaw, M Stand, COTTI COFFEE (库迪咖啡), McDonald’s (麦当劳/金拱门), DRIVE-THRU (麦当劳汽车餐厅), Burger King (汉堡王), Wendy’s (温蒂汉堡) , Carl’s Jr. (卡乐星), Dicos (德克士), Subway (赛百味), DO&ME (多美丽), Chick-fil-A (福乐鸡，小鸡汉堡)，WALLACE ! (华莱士), Shake Shack (昔客堡), TASTIEN (塔斯汀), Papa John’s (棒!约翰比萨饼), la cesar pizzeria (乐凯撒比萨), Pizza Marzano (比萨玛尚诺), Domino’s Pizza (达美乐), Champion Pizza (尊宝比萨), Playking火焰薄饼, Mr. Pizza (米斯特比萨), Little Caesars Pizza (小凯撒披萨), 多米诺披萨, Saizeriya (萨莉亚), ORIGUS (好伦哥), ZZ PIZZA (至尊披萨), 芝根芝底比萨, Magritta Pizza (玛格利塔比萨), Mua Pizza (慕玛比萨), BigPizza (比格比萨), Wagas (沃歌斯), Greenery (绿茵阁), 101’s PIZZA (101比萨), City1+1 Pizza (城市比萨), Pizza 4U比萨, FIZZ (菲滋意式餐厅), blue frog (蓝蛙), Pizza Seven (美闻比萨), Chipotle (墨氏烧烤), Olive Garden (橄榄园意大利餐厅), Popeyes Louisiana Kitchen (派派思路易斯安那厨房), Ajisen Raman (味千拉面), Zhen Kungfu (真功夫), YUNG HO KING (永和大王), 老乡鸡, 大米先生, Haidilao (海底捞), Xiabu Xiabu (呷哺呷哺), COUCOU (凑凑), Little Lamb (小尾羊), By Faigo (小辉哥), Dolar Shop (豆捞坊), Happy Lamb (快乐小羊), Guoquan (锅圈) , Meituan (美团), Eleme (饿了么)，Koubei (口碑)，SF-Express (顺丰), JDL (京东) and DADA (达达). The list will be periodically reviewed and amended as and when deemed necessary. You will be timely communicated of the changes, and you hereby give your pre-consent to the changes, if any.

You further agree that at any time during your employment by the Company Group and for the period of two (2) years following the termination of your employment with the Company Group, you shall not solicit or endeavor to entice away from the Company Group any other employee or person engaged (whether or not such a person would commit any breach of contract by reason leaving the service of the Company Group), or any customer of the Company Group.

In compliance with the local law and subject to your acceptance of the terms stipulated under this “Restrictive Covenants” section, you will be paid a lump sum equivalent to five (5) times of your average monthly base salary in the past 12 months (the “Gross Payment”) and the release payment of RMB 10,000 gross (the “Release Payment”); provided, however that you shall not be entitled to the Gross Payment in the event of your (i) termination in connection with a Change in Control of the Company, as contemplated by the CIC Severance Plan or (ii) termination governed by the terms under Executive Severance Plan or (iii) death. For avoidance of doubt, you shall be eligible only for any amount of the Payment that is in excess of any other post-termination, non-compete compensation you may be entitled to under any of your other agreements with any member of the Company Group. The Payment, if any, after applicable IIT withholding, will be credited to your designated payroll bank account. The Company, where deemed

Exhibit 10.1

appropriate and at its discretion, reserves the right to void or cease the non-compete provision, in part or in full, by providing you with no less than one-month advance notice.

Should you violate and/or fail to comply with the non-disclosure, non-compete or non-solicitation terms in this section, you are required to pay the Company liquidated damages equivalent to three (3) times the Gross Payment stated in this section. If the total damage and/or cost to the Company Group (including but not limited to the loss of business, revenue and profit, and fees incurred in recouping the appropriate compensation from you) is higher than the amount of such liquidated damages, then the Company reserves the right to seek further compensation from you.

8.	Cooperation in Investigation and Litigation

By signing this letter agreement, you agree at all times (notwithstanding the termination of this letter agreement) that in the event that any member of the Company Group becomes involved in investigations, audits or inquiries, tax examinations or legal proceedings, by a judicial, governmental or regulatory authority, or the Company is conducting an internal investigation, of any nature, related directly or indirectly to events that occurred during your employment and about which you have or may have personal knowledge, you agree that you will be reasonably available upon reasonable notice from the Company, to answer discovery requests, give depositions or testify, with respect to matters of which you have or may have knowledge as a result of or in connection with your employment relationship with the Company Group. In performing the obligations under this section, you agree that you will truthfully, forthrightly and completely provide the information reasonably requested. The Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such cooperation. The parties understand and acknowledge that this provision is not intended to restrict your ability to become employed by another employer or unreasonably interfere with such employment.

9.	Non- Disparagement

By signing this letter agreement, you agree that at all times (notwithstanding the termination of the letter agreement) not to do or say anything which criticizes or disparages the Company Group, its management practices, or products, which disrupts or impairs, or may disrupt or impair, the Company Group’s normal ongoing business operations; or which harms, or may harm, the Company Group’s reputations with its employees, customers, suppliers, government authorities, or the public.

10.	Change In Control (CIC) Plan and Executive Severance Plan

In recognition of the criticality of your role as CFO to the Company, and to ensure your continued dedication to the Company in the event of any threat of occurrence of a change in control of the Company, you will continue to be eligible to participate in the CIC Plan, subject to the terms as stipulated in the CIC Plan and the associated Participation and Restrictive Covenant Agreement.

In addition, you will continue to be eligible to participate in the Executive Severance Plan subject to the terms as stipulated in the Plan Document.

11.	Termination

Any termination notice will be in writing and in accordance with Company policy. Current policy requires a three-month notice period or payment-in-lieu to be provided by either party in the event of termination of employment.

The Compensation Committee reserves the right, in its sole discretion, to modify your compensation levels and/or amend, terminate, cancel or replace the terms and/or coverage of the YLB and LTI from year to year.

Exhibit 10.1

All other terms and conditions of employment will be governed by established policies and procedures, which are subject to change from time to time by the Company.

If at any time any provision of this letter agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions shall not be impaired or affected.

If, for compliance with PRC employment and tax laws and regulations, a PRC labor contract needs to be signed between a China subsidiary of the Company (as the China employer) and you (as the employee) and includes terms and conditions which may be inconsistent with those herein, the terms and conditions of this letter agreement shall prevail and you specifically agree to refrain from exercising any rights, taking any actions or seeking any remedies based on such PRC labor contract or PRC laws or regulations. Your failure to comply with this special provision shall constitute a material breach of this letter agreement and result in waiver or forfeiture of all of your rights and benefits under this letter agreement that are more favorable to you than those available under the PRC labor contract or PRC laws and regulations.

Kindly acknowledge your acceptance of the above terms by signing and returning the duplicate of this letter agreement.

Yours sincerely,

For and on behalf of Yum China Holdings, Inc.

/s/ Jerry Ding
Jerry Ding Chief People Officer

I, Adrian Ding, confirm that I have read, understood and agreed to the terms of this letter agreement.

/s/ Adrian Ding Date: March 10, 2025

Adrian Ding